Exhibit 99.1

4 Parkway North, Suite 400

Deerfield, IL 60015

www.cfindustries.com

For additional information:

Media	Investors
Chris Close	Dan Aldridge
Director, Corporate Communications	Director, Investor Relations
847-405-2542 – cclose@cfindustries.com	847-405-2530 – daldridge@cfindustries.com

CF Industries Adopts One-Year Tax Benefits Preservation Plan

DEERFIELD, IL—September 6, 2016—CF Industries Holdings, Inc. (NYSE: CF) today announced that its Board of Directors has adopted a one-year tax benefits preservation plan (the “Plan”) designed to preserve the Company’s ability to utilize its net operating losses and certain other tax assets. The Company estimates that it will generate a federal tax net operating loss in excess of $2 billion in 2016, arising principally from accelerated depreciation on the Company’s capacity expansion projects.  The Plan is similar to plans adopted by other public companies with significant tax attributes, and was not adopted in response to any specific takeover threat or accumulation of the Company’s stock.

The purpose of the Plan is to preserve the Company’s ability to use its tax assets to offset taxable income, which would be substantially limited if the Company experienced an “ownership change” as defined under Section 382 of the Internal Revenue Code and related Internal Revenue Service pronouncements. In general, an ownership change would occur if the Company’s “5-percent shareholders,” as defined under Section 382, collectively increase their ownership in the Company by more than 50 percentage points during the relevant testing period.

Under the Plan, the Company is issuing one Right for each share of its common stock outstanding at the close of business on September 16, 2016. The Rights are not taxable to stockholders. Stockholders are not required to take any action to receive the Rights. The Rights will expire on the earliest of (i) the close of business on September 5, 2017, (ii) the time at which the Rights are redeemed or exchanged under the Plan, and (iii) the time at which the Board determines that the Plan is no longer necessary or desirable for the preservation of the tax assets.

Pursuant to the Plan, if a shareholder (or group) becomes a 5-percent shareholder after adoption of the Plan without meeting certain customary exceptions, the Rights would become exercisable and entitle stockholders (other than the 5-percent shareholder or group) to purchase additional shares of CF at a significant discount, resulting in significant dilution in the economic interest and voting power of the 5-percent shareholder or group. 5-percent shareholders existing at the time of adoption of the Plan are grandfathered and will only cause the Rights to distribute and become exercisable if they acquire an additional 1% of the Company’s outstanding shares. Under the Plan, the Board has the discretion to exempt certain transactions and persons whose acquisitions of the Company’s common stock is determined by the Board not to impair the availability of the Company’s tax assets.

Details of the Plan will be communicated in a current report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in Canada, the United Kingdom and the United States, and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns a 50 percent interest in an ammonia facility in The Republic of Trinidad and

Tobago. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict” or “project” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the volatility of natural gas prices in North America and Europe; the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; risks associated with cyber security; weather conditions; the Company’s ability to complete its production capacity expansion projects on schedule as planned, on budget or at all; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; the Company’s reliance on a limited number of key facilities; risks associated with the operation or management of the strategic venture with CHS Inc. (the “CHS Strategic Venture”); risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS Inc. over the life of the supply agreement and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; losses on the Company’s investments in securities; deterioration of global market and economic conditions; and the Company’s ability to manage its indebtedness.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual report on Form 10-K, which is available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.